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                                                                       EXHIBIT 5








United Inns(INC.)
Suite 2300, Clark Tower
5100 Poplar Avenue
Memphis, TN  36137
Phone (901) 767-2880

Don Wm. Cockroft                                      CONFIDENTIALITY AGREEMENT
President


July 14, 1994




It is our understanding that HAMPSTEAD INVESTMENTS, INC. are interested in evaluating a possible investment with United Inns, Inc. (the "Company"). We are prepared to provide you with further information concerning the operations and business of the Company. You understand that such information and any additional materials that the Company may provide in connection with your evaluation will contain confidential and proprietary information about the business of the Company and/or its affiliates (any such materials or information contained in or developed from such materials by us or by you, in either written or verbal form shall hereinafter be collectively referred to as the "Evaluation Materials", but such term shall not include any information which is publicly available or is obtained by the undersigned from sources not bound by a similar confidentiality agreement.) This letter sets forth your agreement to maintain the confidentiality of the Evaluation Materials, and by signing this letter and returning it to us, HAMPSTEAD INVESTMENTS, INC. agree to be bound by its terms.

By execution of this Agreement, you acknowledge that the Evaluation Materials are the valuable confidential property of the Company and agree:

      a. To use the Evaluation Materials solely for the purpose of evaluating a possible investment/franchise in the Company, and to refrain from allowing such information to be used in any way for private use of commercial purpose by you or any other party;



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      b.    To take all appropriate measures to safeguard the confidentiality of the Evaluation Materials and to discuss them only with those employees and outside advisors or financing sources to whom disclosure is required for your analysis;

      c. Prior to showing the Evaluation Materials to, or discussing them with, any of the individuals described in paragraph (b) above, to advise such individuals of the confidentiality of the Evaluation Materials and to require that such individuals agree to and maintain the confidentiality of the Evaluation Materials.

      d. Upon written request from the Company, to return all of the Evaluation Materials to the Company and to destroy all notes, reports, analyses, compilations, abstracts, studies and other materials prepared by or for you based upon the Evaluation Materials, and to provide the Company with written confirmation that all such materials have been returned or destroyed.

      e. It is also agreed that HAMPSTEAD INVESTMENTS, INC. or any principals of THIS COMPANY decline to actively engage in the purchase of sale or United Inns, Inc. publicly traded
            Common Shares on the open market without prior approval from United Inns, Inc. General Counsel.

      f. Without written approval from the Company, you are not to contact any mortgagee, note holder, bond holder, Lessor or Hotel Franchisor of the Company.

You understand and agree that the Company might be irreparably harmed by violation of this agreement, and that the use of the Evaluation Materials for the business purpose of any party other than the Company (or its related entities conducting its business) could enable such a party to compete unfairly with the Company. In the event that you become aware of any breach of the confidentiality of, or the misappropriation of, any of the Evaluation Materials, you agree to promptly give notice thereof to the Company. In addition you agree that the Company shall be entitled to injunctive relief and to enforcement by specific performance of this agreement in addition to any other relief to which it may be entitled at law and in equity.


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You understand and agree that neither this agreement nor the disclosure to you of the Evaluation Materials shall confer upon you any license to or any other right, title or interest in, or ownership of, any portion of the Evaluation Materials.

You understand and agree that your agreement to maintain the confidentiality of the Evaluation materials shall survive for a period of three years from the date of this agreement.

You understand and agree that the Company and its representative make no representation or warranty as to the accuracy or completeness of the Evaluation Materials and you further agree, to the extent permitted by law, that neither the Company nor any of its representatives shall have any liability to you as a result of our participation in the evaluation of the confidential material. Only those particular representations or warranties which may be made in a definitive agreement when, and if executed, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect and only the parties to such definitive agreement shall have any rights with respect thereto.

The agreement shall be binding upon you, your successors and assigns and you agree that it shall be governed by and construed in accordance with the law of the State of Tennessee.


Sincerely,

UNITED INNS, INC. (COMPANY)


By:   /s/ Don Wm. Cockroft
    --------------------------
          Don Wm. Cockroft

DATE:     7/14/94
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Confirmed & Agreed To:

HAMPSTEAD INVESTMENTS, INC.

By:   /s/ Donald J. McNamara
    --------------------------
          Donald J. McNamara,
          Chairman

DATE:     8/1/94
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